UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 21, 2009
MARINER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-32747 (Commission File Number)	86-0460233 (I.R.S. Employer Identification No.)

One BriarLake Plaza, Suite 2000 2000 West Sam Houston Parkway South Houston, Texas (Address of principal executive offices)	77042 (Zip Code)
Registrant’s telephone number, including area code: (713) 954-5500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On October 21, 2009, Mariner Energy, Inc. (“Mariner”) announced certain management changes, including the departure of its chief financial officer and the appointments of an interim chief financial officer and a chief accounting officer. A copy of the press release containing the announcement is attached as Exhibit 99.1.
Departure of Chief Financial Officer. Effective October 21, 2009, John H. Karnes departed as Mariner’s Senior Vice President, Chief Financial Officer and Treasurer. He will receive severance as provided in his Employment Agreement with Mariner, dated as of October 16, 2006, and restricted stock grants under Mariner’s Stock Incentive Plan, as amended and restated from time to time.
Appointment of Acting Chief Financial Officer. Effective October 21, 2009, Mariner’s Board of Directors appointed Jesus G. Melendrez, Mariner’s Senior Vice President and Chief Commercial Officer, to the additional roles of Acting Chief Financial Officer and Treasurer. Mr. Melendrez, age 51, was named Senior Vice President and Chief Commercial Officer in October 2009. He was promoted to Senior Vice President—Corporate Development in April 2006 and served as Vice President—Corporate Development from July 2003 to April 2006. Mr. Melendrez also served as a director of Mariner from April 2000 to July 2003.
Appointment of Chief Accounting Officer. Effective October 26, 2009, Mariner’s Board of Directors appointed R. Cris Sherman, age 49, as Vice President and Chief Accounting Officer. Mr. Sherman was a partner at the professional services firm Sirius Solutions, L.L.L.P. (“Sirius”) from January 2007 until joining Mariner in October 2009, and was employed as a director of Sirius from April 2004 until January 2007. He has more than 25 years of experience in various accounting positions. He obtained his bachelor of business administration degree in accounting from Texas A & M University and is a Certified Professional Accountant. Mariner has paid consulting fees to Sirius of approximately $2.3 million to date in 2009 and $1.7 million during 2008.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

No.	Description
99.1	Press Release dated October 21, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARINER ENERGY, INC.
Date: October 27, 2009	By:	/s/ Teresa G. Bushman
Teresa G. Bushman,
Senior Vice President and General Counsel

Exhibit Index

No.	Description
99.1	Press Release dated October 21, 2009.

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